 Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income of $1.5 million, or $0.55 per share
●	An annualized return on average equity of 11.42% and an annualized return on average assets of 1.07%
●	Total loans increased by $14.6 million, or an annualized 15.9%, for the three-month period ended September 30, 2019 compared to June 30, 2019
●	Total deposits increased by $15.3 million, or an annualized 12.9%, for the three-month period ended September 30, 2019 compared to June 30, 2019
●	Non-performing loans to total loans declined to 0.12% at September 30, 2019

Minerva, Ohio— October 16, 2019 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $1.5 million for the first quarter of fiscal year 2020 compared with $1.7 million for the first quarter of fiscal year 2019. The annualized return on average equity was 11.42% and the annualized return on average assets was 1.07% for the first quarter of fiscal year 2020. Net income for the first quarter of fiscal year 2020 included $317 thousand pre-tax, or $250 thousand after-tax, of expenses associated with the expected merger between Consumers and Peoples Bancorp of Mt. Pleasant, Inc.

Assets at September 30, 2019 totaled $565.2 million, an increase of $11.3 million, or an annualized 8.1%, from June 30, 2019. Loans increased by $14.6 million, or an annualized 15.9%, and deposits increased by $15.3 million, or an annualized 12.9% for the three-month period ended September 30, 2019.

Net interest income for the three months ended September 30, 2019 increased by $382 thousand, or 8.9%, compared to the same period last year, with interest income increasing by $821 thousand and interest expense increasing by $439 thousand. The increase in interest income was primarily the result of a $51.5 million increase in average interest-earning assets from September 30, 2018. The net interest margin was 3.61% for the quarter ended September 30, 2019, 3.58% for the quarter ended June 30, 2019 and was 3.70% for the quarter ended September 30, 2018.

“We are pleased the 1.07% first quarter of fiscal year 2020 return on assets matched full fiscal year-end 2019 results, even after absorbing $317 thousand in merger related costs. Strong deposit growth in our new markets has supported growth in our commercial, residential mortgage and consumer loan sectors. New banking relationships have resulted in an 8.9% increase in net interest income and a 36.4% increase in gains on the sale of residential mortgages and a 9.2% increase in consumer-based debit card interchange income over first quarter of fiscal year 2019. Further, historically low nonaccrual and loan delinquency rates are also reflected in the year-to-date results. Preparations are continuing for an anticipated early January 2020 closing of the merger between Consumers and Peoples National Bank of Mount Pleasant that was announced in June 2019,” said Ralph J. Lober II, President and Chief Executive Officer.

Other income decreased by $26 thousand for the three-month period ended September 30, 2019 compared to the same prior year period. Other income for the three months ended September 30, 2019 included a $106 thousand gain on sale of securities compared with a $587 thousand gain for the three months ended September 30, 2018. For the three-month period ended September 30, 2019, $324 thousand of income was recognized as a result of proceeds received from a bank owned life insurance policy claim. In addition, gains from the sale of mortgage loans increased by 36.4%, service charges on deposit accounts increased by 18.0% and debit card interchange income increased by 9.2% from the same prior year period.

Other expenses increased by $621 thousand, or 16.9%, for the three-month period ended September 30, 2019 compared to the same prior year period primarily as a result of $317 thousand of expenses associated with the expected merger between Consumers and Peoples Bancorp of Mt. Pleasant, Inc.

Non-performing loans were $445 thousand at September 30, 2019, $786 thousand at June 30, 2019 and $1.1 million at September 30, 2018. The allowance for loan losses (ALLL) as a percent of total loans at September 30, 2019 was 1.02% and net charge-offs of $9 thousand were recorded for the three-month period ended September 30, 2019 compared with an ALLL to loans ratio of 1.08% at September 30, 2018 and net recoveries of $1 thousand for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its fifteen full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements include statements relating to the proposed merger of Peoples Bancorp with and into Consumers and the post-merger integration, the combination of their businesses and projected revenue, as well as profitability and earnings outlook.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. These risks and uncertainties include, but are not limited to, the following: the risk that the proposed transaction may not be completed in a timely manner, or at all; the failure to satisfy the conditions precedent to the consummation of the proposed transaction; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction and the resulting integration of Peoples Bancorp with Consumers; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the proposed transaction within anticipated time frames or at all; the response of customers, suppliers and business partners to the announcement of the proposed transaction; risks related to diverting management’s attention from Consumers’ ongoing business operations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2019	June 30, 2019	September 30, 2018
Total interest income	$5,716	$5,468	$4,895
Total interest expense	1,035	994	596
Net interest income	4,681	4,474	4,299
Provision for loan losses	130	115	115
Other income	1,469	969	1,495
Other expenses	4,305	4,142	3,684
Income before income taxes	1,715	1,186	1,995
Income tax expense	212	177	322
Net income	$1,503	$1,009	$1,673
Basic and diluted earnings per share	$0.55	$0.37	$0.61

Consolidated Statements of Financial Condition	September 30, 2019	June 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$12,502	$9,461	$10,785
Certificates of deposit in other financial institutions	1,493	1,983	2,973
Securities, available-for-sale	137,603	144,010	137,668
Securities, held-to-maturity	3,686	3,786	3,929
Federal bank and other restricted stocks, at cost	1,723	1,723	1,459
Loans held for sale	2,436	1,657	2,663
Total loans	383,820	369,175	328,682
Less: allowance for loan losses	3,909	3,788	3,538
Net loans	379,911	365,387	325,144
Other assets	25,833	25,929	26,168
Total assets	$565,187	$553,936	$510,789
Liabilities and Shareholders’ Equity
Deposits	$487,434	$472,174	$440,539
Other interest-bearing liabilities	20,054	26,386	22,641
Other liabilities	4,706	4,210	3,639
Total liabilities	512,194	502,770	466,819
Shareholders’ equity	52,993	51,166	43,970
Total liabilities and shareholders’ equity	$565,187	$553,936	$510,789

	At or For the Three Months Ended
Performance Ratios:	September 30, 2019	June 30, 2019	September 30, 2018
Return on Average Assets (Annualized)	1.07%	0.75%	1.32%
Return on Average Equity (Annualized)	11.42	8.16	14.92
Average Equity to Average Assets	9.39	9.16	8.82
Net Interest Margin (Fully Tax Equivalent)	3.61	3.58	3.70

Market Data:
Book Value to Common Share	$19.30	$18.72	$16.08
Dividends Paid per Common Share (QTD)	0.135	$0.125	0.13
Period End Common Shares	2,745,658	2,733,845	2,733,845

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	0.01%	(0.02)%	—
Non-performing Assets to Total Assets	0.08%	0.14	0.21%
ALLL to Total Loans	1.02	1.03	1.08